Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14A
(Form Type)

ProAssurance Corporation

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,325,374,175 (1)	0.00015310	$202,914.79
Fees Previously Paid	—		—
Total Transaction Valuation	$1,325,374,175
Total Fees Due for Filing			$202,914.79
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$202,914.79

(1)          In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of transaction, estimated solely for the purposes of calculating the filing fee, as of March 31, 2025, was calculated based on the sum of:
i.	51,069,793 issued and outstanding shares of Common Stock, as of March 31, 2025, multiplied by $25.00 per share;
ii.	837,143 shares of Common Stock underlying Company RSUs, as of March 31, 2025, multiplied by $25.00 per share;
iii.
an estimated maximum amount of 113,479 shares of Common Stock underlying Company RSUs that may be granted under a Company Stock Plan prior to the closing of the transaction and entitled to the Per Share Merger Consideration, multiplied by $25.00 per share

iv.	an estimated maximum amount 614,164 shares of Common Stock underlying Company Performance Shares, as of March 31, 2025, multiplied by $25.00 per share;
v.
an estimated maximum amount of 53,978 shares of Common Stock underlying Company Performance Shares that may be granted under a Company Stock Plan prior to the closing of the transaction and entitled to the Per Share Merger Consideration, multiplied by $25.00 per share.

vi.	222,090 shares of Common Stock underlying Company Deferred Shares, as of March 31, 2025, multiplied by $25.00 per share;
vii.
an estimated maximum amount of 104,320 shares of Common Stock underlying Company Deferred Shares that may be granted under the Company Director Deferred Stock Compensation Plan prior to the closing of the transaction and entitled to the Per Share Merger Consideration, multiplied by $25.00 per share.